EXHIBIT 23.3

December 21, 2007

Board of Directors

Liberty Bank, N.A.

25201 Chagrin Boulevard

Suite 120

Beachwood, OH 44122

Re:	Registration Statement on Form S-1 of Century Commercial Bancorp, Inc.

Ladies and Gentlemen:

Reference is made to our opinion letter, dated November 27, 2007, with respect to the fairness, from a financial point of view, to the holders of the common stock of Liberty Bank, N.A. (“Liberty Bank”) of the right to receive the per share consideration to be paid by Century Bank (“Century Bank”) in connection with the merger of Liberty Bank with and into Century Bank pursuant to an Agreement and Plan of Merger between Liberty Bank and Century Bank.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of Liberty Bank in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Liberty Bank has determined to include our opinion in the above-referenced Registration Statement. Our opinion is not intended to, and may not, be relied upon by Century Bank.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary – Our Financial Advisor Believes the Merger Consideration is Fair to Liberty Bank Shareholders,” “The Merger - Background and Negotiation of the Merger,” “The Merger – Liberty Bank’s Reasons for the Merger” and “The Merger – Opinion of Liberty Bank’s Financial Advisor” in, and to the inclusion of such opinion as Appendix B to, the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. By giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

/s/ Stifel, Nicolaus and Company, Incorporated